Exhibit 5.1

300 North LaSalle Chicago, Illinois 60654

(312) 862-2000	Facsimile: (312) 862-2200

www.kirkland.com

March 3, 2015

CDW LLC

CDW Finance Corporation

and the Covered Parties set forth below

200 N. Milwaukee Avenue

Vernon Hills, Illinois 60061

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel to CDW LLC, an Illinois limited liability company (“CDW”), CDW Finance Corporation, a Delaware corporation (“CDW Finance” and, together with CDW, the “Issuers”), CDW Direct, LLC, an Illinois limited liability company (“CDW Direct”), CDW Government LLC, an Illinois limited liability company (“CDW Government”), CDW Logistics, Inc., an Illinois corporation (“CDW Logistics”), CDW Corporation, a Delaware corporation (the “Company” and, collectively with CDW Direct, CDW Government and CDW Logistics, the “Covered Parties”), and CDW Technologies, Inc., a Wisconsin corporation (“CDW Technologies” and, together with the Covered Parties, the “Guarantors” and each a “Guarantor” and, collectively with the Covered Parties and the Issuers, the “Registrants”). In this opinion letter, CDW Technologies is also referred to as the “Wisconsin Registrant.” This opinion letter is being delivered in connection with the issuance and sale by the Issuers of $525,000,000 in aggregate principal amount of the Issuers’ Senior Notes due 2023 (the “Notes”) under a Registration Statement on Form S-3 (Registration No. 333-199425) filed by the Registrants with the Securities and Exchange Commission (the “Commission”) on October 16, 2014 under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as it may be subsequently amended or supplemented, is hereinafter referred to as the “Registration Statement”), including a base prospectus dated October 16, 2014 (the “Base Prospectus”) and a prospectus supplement dated February 26, 2015 (together with the Base Prospectus, the “Prospectus”).

The obligations of the Issuers under the Notes are guaranteed by the Guarantors (the “Guarantees”). The Notes and the Guarantees have been issued under an indenture, dated as of December 1, 2014, among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), including the supplemental indenture thereto dated as of the date hereof (together, the “Indenture”).

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CDW LLC

CDW Finance Corporation

March 3, 2015

In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Registrants; (ii) resolutions of the Registrants with respect to the issuance of the Notes and the Guarantees; (iii) the Indenture; (iv) the underwriting agreement with respect to the Notes (the “Underwriting Agreement”); and (v) the Registration Statement and the exhibits thereto and the Prospectus.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuers and the Covered Parties and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuers and the Covered Parties. We relied upon statements and representations of officers and other representatives of the Registrants and others as to factual matters.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations; or (iv) public policy considerations that may limit the rights of parties to obtain certain remedies. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of any so-called “fraudulent conveyance or fraudulent transfer savings clause” (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations.

Based upon and subject to the assumptions, exclusions, qualifications and limitations and the further limitations set forth below, we are of the opinion that the Notes constitute valid and binding obligations of the Issuers enforceable against the Issuers in accordance with their terms and the Guarantees constitute the valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and to its incorporation by reference into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement filed pursuant to Rule 462(b) of the General Rules and Regulations promulgated under the Act with respect to the registration of additional Notes for sale in any offering contemplated by the Registration Statement and shall cover such additional Notes.

CDW LLC

CDW Finance Corporation

March 3, 2015

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York, the General Corporation Law of the State of Illinois, the Limited Liability Company Act of the State of Illinois and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. For purposes of our opinion that its Guarantees will be binding obligations of the Guarantors, we have, without conducting any research or investigation with respect thereto, relied on the opinion of Foley & Lardner LLP with respect to the Wisconsin Registrant that such Guarantees do not conflict with, or require consents under, the corporate laws of Wisconsin. We are not licensed to practice in Wisconsin, and we have made no investigation of, and do not express or imply an opinion on, the laws of such states.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion should the present federal securities laws of the United States or laws of the States of New York, Illinois or Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Prospectus and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS LLP